Exhibit 99.23(m)

THE INDUSTRY LEADERS® FUND

DISTRIBUTION AND SERVICE PLAN

CLASS D, I, and L SHARES

This Distribution and Service Plan (the “Plan”) is adopted as of September 27, 2006, in accordance with Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), by The Industry Leaders® Fund, a business trust organized under the laws of the State of Delaware (the “Trust”), on behalf of the Class D, I and L shares of the Fund, as amended from time to time, subject to the following terms and conditions:

Section 1. Purpose. The purpose of this Plan is to allow Claremont to use its revenues generated by the Fund, including management and administration fees paid to it by the Fund, as well as its past profits or other resources, to make payment to third parties with respect to any expenses incurred in connection with the distribution of the Fund’s shares.

Section 2. Payment of Distribution-Related Costs. It is recognized that Claremont® Investment Partners, LLC (“Claremont”) may use its revenues, including management and administration fees paid to Claremont by the Fund, as well as its past profits or its resources from any other source, to make payment to third parties with respect to any expenses incurred in connection with the distribution of the Fund’s D, I, and L Class shares of beneficial interest (“Shares”), including expenses of printing and distributing any prospectuses, reports and other literature used by the Fund, advertising, and other promotional activities in connection with the offering of Shares of the Fund for sale to the public.

Section 3. Payments to Third Parties. Claremont may, either directly or through third parties, subject to the approval of the Board of Trustees of the Fund, provide or make payments to securities dealers, banks and other third parties who engage in the sale of Shares or who render shareholder support services, including, but not limited to, providing office space, equipment and telephone facilities, answering routine inquiries regarding the Fund, processing shareholder transactions and providing such other shareholder services as Claremont may reasonably request.

Section 4. Payments by the Fund. It is expressly recognized that the Fund currently pays and will continue to pay to Claremont, in its capacities as Investment Adviser and Administrator to the Fund, respectively, investment advisory and administrative services fees. To the extent that any payments made by the Fund to Claremont pursuant to the terms of the Fund’s Investment Advisory Agreement or Administrative Services Agreement with Claremont may be deemed to be indirect financing of any activity primarily intended to result in the sale of Shares of the Fund within the context of Rule 12b-1 under the 1940 Act, such payments shall be deemed to be authorized by this Plan.

In addition, to the extent that any payments made by the Investment Adviser, Administrator, or Distributor out of its of own profits may be deemed indirect financing of any activity primarily intended to result in the sale of shares of a Fund within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to be authorized by this Plan.

Section 5. Effective Date of the Plan. This Plan shall become effective with respect to a Class of the Fund upon the First business day of the month following: (a) approval by a vote of a majority of the Trustees of the Fund, including a majority of Directors who are not “interested persons” of the Fund and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on this Plan; and (b) approval by a vote of at least a majority of the outstanding voting securities of the Class of the Fund.

Section 6. Continuance of the Plan. This plan will continue in effect for one year after the date set forth above, and thereafter for successive twelve-month periods; provided, however, that such continuance is specifically approved at least annually by the Trustees of the Trust and by a majority of the Independent Trustees.

Section 7. Agreements. Any agreement with any person relating to implementation of the Plan shall be in writing, and any agreement related to the Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by a vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of the affected Class(es) of the Fund, on not more than sixty days’ notice to any other party to the agreement, and (b) that such agreement shall terminate automatically in the event of its assignment.

Section 8. Termination of the Plan. This Plan may be terminated with respect to a Class of the Fund at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of that Class of the Fund.

Section 9. Amendment of the Plan. This  Plan may not be materially amended without approval of the Trust’s Board of Trustees, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on the Plan and the related amendments.

Section 10. Written Reports. In each year during which the Plan remains in effect, a person authorized to direct the disposition of monies paid or payable by a Fund pursuant to the Plan or any related agreement will prepare and furnish to the Trust’s Board of Trustees, and the Board will review, at least quarterly, written reports complying with the requirements of the Rule which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

Section 11. Preservation of Materials. The Trust will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 10 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

Section 12. No Obligation to Perform Specific Distribution Activities. This Plan does not require Claremont, in its capacity as either Adviser or Administrator to the Fund, to perform any specific type or level of distribution activities primarily intended to result in the sale of Shares of the Fund.

Section 13. Limitation of Shareholder Liability. Consistent with the limitations of shareholder liability as set forth in the Industry Leader Fund’s Articles of Incorporation or other organizational document, any obligations assumed by the Fund or a Class thereof pursuant to this Plan and any agreements related to this Plan shall be limited in all cases to the Fund or Class thereof, respectively, and its assets, and shall not constitute obligations of any other series or classes of shares of the Fund.

Section 14. Severability. If any provision of this Plan shall be held or made invalid by any court decision, statute, rule or other operation of law, the remainder of the Plan shall remain in effect and legally binding on the parties.

Section 15. Terms. As used in the Plan, the terms “assignment,” “interested person” and “vote of a majority of the outstanding voting securities” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the U.S. Securities and Exchange Commission.